U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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HANA BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HANA BIOSCIENCES, INC.
7000 Shoreline Court, Suite 370
South San Francisco, CA 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 , 2010

To Our Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Hana Biosciences, Inc., a Delaware corporation. The Special Meeting will be held at             , on            , 2010, at            .m. (PDT), or at any adjournment or postponement thereof.

There are three matters scheduled for a vote at the Special Meeting.  Stockholders are being asked:

1.	to authorize the amendment of our certificate of incorporation to increase the number of authorized shares of common stock from 200,000,000 to 350,000,000;

2.	to authorize the amendment of our certificate of incorporation to effect a combination (reverse split) of our common stock at a ratio of one-for-four; and

3.
to authorize the amendment of our certificate of incorporation to include a provision that the number of authorized shares of our common stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding common stock and preferred stock, voting together as one class, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Our Board of Directors has fixed the close of business on [July 9], 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponement thereof.

You may vote your shares at the Special Meeting only if you are present in person or represented by proxy. All stockholders are invited to attend the Special Meeting in person.  Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, as promptly as possible.  If you attend the meeting, you may withdraw the proxy and vote in person.  If you have any questions regarding the completion of the enclosed proxy or would like directions to the Special Meeting, please call MacKenzie Partners, Inc., which is assisting us with the solicitation of proxies, toll-free at (800) 322-2885.

By Order of the Board of Directors,

HANA BIOSCIENCES, INC.

Steven R. Deitcher, M.D.
President and Chief Executive Officer

South San Francisco, California
                   , 2010

PROXY STATEMENT
OF
HANA BIOSCIENCES, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
            , 2010

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Hana Biosciences, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), for use at the Special Meeting of Stockholders to be held on            , 2010, at          .m. PDT (the “Special Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at                            . We intend to first mail this proxy statement and the enclosed proxy card on or about                  , 2010, to all stockholders entitled to vote at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The proxy statement and the enclosed proxy card are available at http://hana.investorroom.com

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement, as well as the enclosed proxy card, because our Board of Directors is soliciting your proxy to vote at the Special Meeting.  You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement.  The Special Meeting will be held on                    , 2010 at        .m. (PDT) at                                                  .  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card  on or about              , 2010, to all stockholders entitled to vote at the Special Meeting.

What am I voting on?

There are three matters scheduled for a vote at the Special Meeting.  Stockholders are being asked:

1.	to authorize the amendment of our certificate of incorporation to increase the number of authorized shares of common stock from 200,000,000 to 350,000,000;

2.	to authorize the amendment of our certificate of incorporation to effect a combination (reverse split) of our common stock at a ratio of one-for-four; and

3.
to authorize the amendment of our certificate of incorporation to include a provision that the number of authorized shares of our common stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding common stock and preferred stock, voting together as one class, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

We refer to these proposed amendments collectively throughout this Proxy Statement as the Charter Amendment Proposals.

Why am I being asked to approve the Charter Amendment Proposals?

We are asking our stockholders to approve each of the three Charter Amendment Proposals in order to adjust the terms of our recently-issued Series A-1 Convertible Preferred Stock, which we sometimes refer to herein as the Series A-1 Preferred.  On June 7, 2010, we entered into an Investment Agreement with Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., which we collectively refer to as the Warburg Pincus Purchasers, and Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situation Fund, L.P., and Deerfield Special Situations Fund International Limited, which we collectively refer to as the Deerfield Purchasers.  In this Proxy Statement, we also collectively refer to the Warburg Pincus Purchasers and the Deerfield Purchasers as the Purchasers.  Pursuant to the terms of the Investment Agreement, we issued and sold to the Warburg Pincus Purchasers an aggregate of 360,000 shares and to the Deerfield Purchasers an aggregate of 40,000 shares of Series A-1 Preferred, at a per share price of $100, resulting in total gross proceeds to us of $40 million.  The Investment Agreement also provides that the Purchasers have the right, but not the obligation, to make additional purchases of shares of our preferred stock under certain circumstances.

Our certificate of incorporation currently authorizes the issuance of 200 million shares of common stock.  On June 7, 2010, immediately prior to the sale of the Series A-1 Preferred, there were approximately 84.8 million shares of our common stock issued and outstanding, 8.8 million shares of our common stock reserved for issuance pursuant to outstanding warrants and an additional 13.1 million shares of our common stock reserved for issuance pursuant to our option plans and equity incentive programs. Consequently, prior to the sale of the Series A-1 Preferred, we had only approximately 93.3 million shares of our common stock available for issuance. Because we did not have sufficient shares of common stock available for issuance upon conversion of the entire 400,000 shares of Series A-1 Preferred, we negotiated with the Purchasers different terms of the Series A-1 Preferred that would apply during the period until our certificate of incorporation could be amended to provide additional shares of common stock to fully satisfy the conversion rights of the Series A-1 Preferred. We refer in this Proxy Statement to such current terms of the Series A-1 Preferred as the Initial Series A-1 Terms.  However, if our stockholders approve each Charter Amendment Proposal at the Special Meeting (or no later than December 7, 2010), then the terms of the Series A-1 Preferred will, subject to certain conditions, convert to terms that are substantially more favorable to us.  We refer to these more favorable terms of the Series A-1 Preferred as the Revised Series A-1 Terms.

What are the consequences if any one of the three Charter Amendment Proposals is not adopted?

If the stockholders do not approve all three of the Charter Amendment Proposals, we will be unable to proceed with the proposed amendment of our certificate of incorporation.  As discussed in greater detail below, if our stockholders do not approve all three Charter Amendment Proposals at the Special Meeting or otherwise on or before December 7, 2010, then the shares of Series A-1 Preferred that we issued and sold to the Purchasers on June 7, 2010, will remain subject to the Initial Series A-1 Terms, which are considerably less favorable to us than the Revised Series A-1 Terms.  Also, if any one of the three Charter Amendment Proposals is not approved by our stockholders at the Special Meeting or otherwise on or before December 7, 2010, then any additional shares of Series A-1 Preferred that we issue in the future under the Investment Agreement will remain subject to the less favorable Initial Series A-1 Terms.

The following table summarizes the material differences in Initial Series A-1 Terms (without approval of all three of the Charter Amendment Proposals) and the Revised Series A-1 Terms (with approval of all three of the Charter Amendment Proposals):

	Initial Series A-1 Terms (Without approval of Charter Amendment Proposals)	Revised Series A-1 Terms (With approval of Charter Amendment Proposals)

Initial stated value:	$100 per share.	$100 per share.

Accretion rate:	The stated value accretes (increases) at an initial rate of 12% per annum, increasing annually by 0.5% for 7 years, compounded quarterly.	The stated value accretes (increases) at an initial rate of 9% per annum for a period of 5 years, compounded quarterly.

Dividends:	15.5% per annum of accreted stated value following 7-year accretion period, payable quarterly.	9% per annum of accreted stated value following 5-year accretion period, payable quarterly.

Conversion rate:
Each share of Series A-1 Preferred is convertible into a number of shares of common stock determined by dividing the accreted stated value per share by a conversion price of $0.1288. Conversion of the Series A-1 Preferred is limited to the number of shares of common stock available for issuance, which shall not be less than 90 million.
Each share of Series A-1 Preferred is convertible into a number of shares of common stock determined by dividing the accreted stated value per share by a conversion price of $0.184.

Redemption right:
Holders will have the right to require the Company to redeem the Series A-1 Preferred at a redemption price equal to the greater of (i) 250% of the then-accreted value per share, plus any unpaid dividends accrued thereon or (ii) the product obtained by multiplying the then-current market value of the underlying common stock by the number of shares of common stock then issuable upon conversion of each share of Series A-1 Preferred (without any limitation based on the number of authorized shares of common stock).
None, other than as described in connection with a “change of control,” below.

	Initial Series A-1 Terms (Without approval of Charter Amendment Proposals)	Revised Series A-1 Terms (With approval of Charter Amendment Proposals)

Liquidation Preference:
In the event of a liquidation or winding up of the Company, the holders of the Series A-1 Preferred are entitled to a cash amount per share equal to the greater of (i) 250% of the accreted stated value, plus accrued dividends, and (ii) the amount which the holder would have received if such Series A-1 Preferred had been converted into common stock at the conversion price of $0.1288 per share (without any limitation based on the number of authorized shares of common stock).

In the event of a liquidation or winding up of the Company, the holders of the Series A-1 Preferred are entitled to a cash amount per share equal to the greater of (i) 100% of the accreted stated value, plus accrued dividends, and (ii) the amount which the holder would have received if such Series A-1 Preferred had been converted into common stock at the conversion price of $0.184 per share.

Change of control:
Upon a change of control of the Company, the holders of Series A-1 Preferred can elect to either (i) convert such shares into common stock and receive the amount to which the holder is entitled to receive upon such consideration, or (ii) require the Company to redeem the Series A-1 Preferred at a per share amount equal to the “liquidation preference” for the Initial Series A-1 Terms, described above.  However, for purposes of determining such amount, if the change of control occurred prior to the 7th anniversary of the issuance of the Series A-1 Preferred, the stated value of such shares shall be deemed to have accreted for the full 7-year accretion period.

Upon a change of control of the Company, the holders of Series A-1 Preferred can elect to either (i) convert such shares into common stock and receive the amount to which the holder is entitled to receive upon such consideration, or (ii) require the Company to redeem the Series A-1 Preferred at a per share amount equal to the “liquidation preference” for the Revised Series A-1 Terms, described above. However, for purposes of determining such amount, if the change of control occurred prior to the 5th anniversary of the issuance of the Series A-1 Preferred, the stated value of such shares shall be deemed to have accreted for the full 5-year accretion period.

Will the terms of the Series A-1 Preferred adjust to the more favorable Revised Series A-1 Terms if one or two – but not all three – of the Charter Amendment Proposals are adopted at the Special Meeting?

No.  The terms of the Series A-1 Preferred require that each of Proposals Nos. 1, 2 and 3 must be approved by our stockholders at the Special Meeting or otherwise on or before December 7, 2010 in order to adjust to the more favorable Revised Series A-1 Terms.  If fewer than all three of the Charter Amendment Proposals are approved by our stockholders, then the shares of Series A-1 Preferred that we issued on June 7, 2010, and any future shares of Series A-1 Preferred that may be issued under the Investment Agreement, will be subject to the less favorable Initial Series A-1 Terms.
Who can vote at the Special Meeting?

Only stockholders of record at the close of business on [July 9], 2010, will be entitled to vote at the Special Meeting.  On this record date, there were [84,844,815] shares of our common stock and 400,000 shares of our Series A-1 Convertible Preferred Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on [July 9], 2010, your shares were registered directly in your name with our transfer agent, Corporate Stock Transfer, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on [July 9], 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the Special Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may vote “For” or “Against” or “Abstain” from voting on each of the three Charter Amendment Proposals. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting, or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting, where a ballot will be made available to you.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if your broker or bank makes telephone or Internet voting available.  To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

You have one vote for each share of common stock and approximately [784.6] votes for each share of Series A-1 Convertible Preferred Stock you own as of the close of business on [July 9], 2010.

How many votes are needed to approve the Charter Amendment Proposals?

To be approved, each of the three Charter Amendment Proposals must receive affirmative votes (i) from the holders of a majority of our outstanding shares of capital stock voting together as a single class and (ii) from the holders of a majority of our outstanding shares of common stock voting as a separate class.  If you do not vote or “Abstain” from voting, it will have the same effect as an “Against” vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will also have the same effect as “Against” votes.

The Deerfield Purchasers and the Warburg Pincus Purchasers entered into a Voting Agreement (the “Voting Agreement”) on June 7, 2010, whereby the Deerfield Purchasers agreed to vote “FOR” each of the three Charter Amendment Proposals, provided such vote occurs no later than December 7, 2010.  The Voting Agreement applies to all shares of common stock beneficially owned by the Deerfield Purchasers, excluding shares of common stock beneficially owned by the Deerfield Purchasers by virtue of their ownership of Series A-1 Preferred.  Excluding Series A-1 Preferred, the Deerfield Purchasers beneficially own an aggregate of 17,509,011 shares of common stock (excluding 1,455,944 shares of common stock issuable upon the exercise of outstanding warrants), which represents approximately 20.6% of the number of shares of our common stock outstanding as of the record date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the Charter Amendment Proposals at the Special Meeting.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have also made arrangements with MacKenzie Partners, Inc. to assist with the solicitation of proxies for the Special Meeting and in communicating with stockholders regarding the Charter Amendment Proposals. We have agreed to pay MacKenzie Partners, Inc. a fee of approximately $      , plus reasonable out-of-pocket expenses for its services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 7000 Shoreline Court, Suite 370, South San Francisco, CA 94080.

•	You may attend the meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, “Abstentions” and broker non-votes. Abstentions and broker non-votes will have the same effect as “Against” votes.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if the holders of at least a majority of the voting power of the outstanding shares of capital stock are present at the meeting in person or by proxy.  On the record date, there were [84,844,815] shares of common stock and 400,000 shares of Series A-1 Convertible Preferred Stock outstanding and entitled to vote. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.   Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, either the chairman of the meeting or a majority of the votes present may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting.  Final voting results will be disclosed in a Current Report on Form 8-K within four business days of the Special Meeting.

Who can help answer my other questions?

If you have any questions about the Special Meeting or the Charter Amendment Proposals, or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us with the solicitation of proxies, toll-free at (800) 322-2885.

BACKGROUND OF THE FINANCING TRANSACTION AND REASONS FOR THE CHARTER AMENDMENT PROPOSALS

Overview

In connection with the preferred stock financing transaction discussed below, the Board has unanimously approved the amendment of our certificate of incorporation to: (i) increase the number of authorized shares of common stock from 200,000,000 to 350,000,000; (ii) effect a combination (reverse split) of our common stock at a ratio of one-for-four; and (iii) include a provision that the number of authorized shares of our common stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding common stock and preferred stock, voting together as one class, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law.  The Board has determined that these amendments, sometimes referred to collectively in this proxy statement as the Charter Amendment Proposals, are advisable and in the best interests of the Company and its stockholders.

We are seeking approval of the Charter Amendment Proposals in order to adjust the terms of our recently-issued shares of Series A-1 Convertible Preferred Stock, which we sold to the Purchasers on June 7, 2010.  If each of the three Charter Amendment Proposals is approved at the Special Meeting, the terms of the Series A-1 Preferred that we sold to the Purchasers will adjust in several ways that significantly benefit the Company and its common stockholders, as more fully described below.  If fewer than all three of the Charter Amendment Proposals are approved at the Special Meeting, then the terms of such shares of Series A-1 Preferred will continue to be subject to terms much less favorable to us.

Background of the Financing Transaction

On June 7, 2010, we entered into an Investment Agreement with the Warburg Pincus Purchasers and the Deerfield Purchasers.  Pursuant to the terms of the Investment Agreement, on June 7, 2010, we issued and sold 400,000 shares of our newly-designated Series A-1 Preferred at a price per share of $100, resulting in aggregate gross proceeds to us of $40 million.  In this proxy statement, we refer to the transactions contemplated by the Investment Agreement, including the sale and issuance of the 400,000 shares of Series A-1 Preferred on June 7, 2010, as the Financing Transaction.  The following is a summary of various circumstances, events, meetings and discussions that led to the Financing Transaction.

We do not generate recurring revenue from product sales and instead we have funded nearly all of our operating activities since inception from financing transactions.  Prior to October 2007, we had generally financed our operating activities through equity financing transactions in which we sold shares of our common stock and other securities convertible into or exchangeable for common stock to investors.  In October 2007, we entered into a loan facility agreement with the Deerfield Purchasers pursuant to which we could borrow up to an aggregate of $30 million.  In accordance with the terms of the loan facility agreement, we borrowed from the Deerfield Purchasers an aggregate of $27.5 million, all of which is currently outstanding and accrues interest at an annual rate of 9.85%, payable quarterly. Our obligations for such borrowed funds are secured by a senior security interest in all of our assets.

In October 2009, we completed a financing transaction in which we sold shares of common stock and warrants, resulting in net cash proceeds to us of approximately $11.7 million.  We estimated that the proceeds from the financing were only sufficient to fund our planned operating activities to the middle of 2010.  Accordingly, in early 2010, our management began contacting potential investors or strategic partners, including many with whom we had previous contacts, as well as parties new to us.  From the beginning of the year through the completion of the Financing Transaction on June 7, 2010, our management and financial advisors had contacted more than 100 parties concerning a potential financing or strategic transaction, including the Warburg Pincus Purchasers.

In early April 2010, the Warburg Pincus Purchasers presented us with an initial term sheet relating to the Financing Transaction, which contemplated the sale of convertible preferred stock for an aggregate purchase price of up to $100 million.  Due to the limited number of shares of common stock that we had available for issuance upon conversion of any preferred stock, the term sheet contemplated a small initial investment, with additional investments to be made if our stockholders approved amendments to our certificate of incorporation that increased the number of shares of common stock available for issuance upon conversion of the preferred stock.  Following continued negotiations, in late April 2010, the Warburg Pincus Purchasers delivered to us a revised term sheet, which contemplated an initial investment of $15 million. To the extent our stockholders did not approve amendments to our certificate of incorporation to increase the number of authorized shares of common stock, the revised term sheet provided for the issuance of a different series of preferred stock to allow for the Warburg Pincus Purchasers to invest additional capital beyond the initial $15 million.  However, in that circumstance, the rights and preferences of the alternative class of preferred stock would have been significantly more beneficial to the holders with regard to, among other terms, conversion, liquidation preference amount and redemption rights.  In late April, the Deerfield Purchasers also informed us that they were interested in participating in the proposed Financing Transaction as a minority investor.

On April 30, 2010, our Board of Directors held a regularly scheduled meeting, at which the Board, management and our counsel discussed the terms of the proposed Financing Transaction, the efforts undertaken by management to secure an alternative financing or another strategic transaction, and other potential alternatives. The Board requested that management provide additional information to the Board concerning potential alternative transactions to the proposed transaction with the Warburg Pincus Purchasers.

Following the April 30, 2010 meeting, the Board established a special committee of the Board to oversee a broad process to evaluate our financing needs, develop financing or sale transaction alternatives that may be available to us beyond the proposed Financing Transaction, and evaluate these alternatives in light of our operating and liquidity requirements.  The members of the Special Committee, as appointed by the Board, consisted of Leon E. Rosenberg, Paul V. Maier, Michael Weiser and Linda E. Wiesinger, each of whom were independent and disinterested directors.  Pursuant to its authority, the Special Committee subsequently engaged independent counsel and, after consideration of multiple investment banking firms, the Special Committee engaged Roth Capital Partners, LLC (“Roth”) to serve as the Board’s and Special Committee’s financial advisor in connection with the transaction process.  In the weeks following, the Board and Special Committee each held several telephonic meetings to discuss and consider various aspects relating to the proposed Financing Transaction, as well as other matters relating to the transaction process and alternatives to the Financing Transaction.  Due to the participation of the Deerfield Purchasers, Howard P. Furst, a director of the Company and a partner of Deerfield Management, an affiliate of the Deerfield Purchasers, did not participate in any meeting of the Board or Special Committee where the terms of the proposed Financing Transaction were considered.

In late May 2010, counsel for the Warburg Pincus Purchasers provided initial drafts of the Investment Agreement and other transaction documents relating to the proposed Financing Transaction.  Following a review by and after consulting with the Board (excluding Dr. Furst), our management and counsel proceeded to discuss with the Warburg Pincus Purchasers a number of issues relating to the terms of the proposed Financing Transaction, including increasing the size of the initial investment contemplated by the Investment Agreement to $40 million.  During the week of May 31, 2010, the parties and their respective counsel continued to negotiate and exchange revised drafts of the Investment Agreement and other transaction documents.

On our behalf, Roth contacted numerous parties concerning their potential interest in participating in either a financing or strategic transaction with us.  During the period of its engagement, Roth provided regular updates to the Board and Special Committee on the transaction process, including the parties that it had contacted and their status with respect to consideration of an alternative transaction.  Although several parties conducted preliminary due diligence, none submitted term sheets to us or otherwise expressed a desire to promptly proceed with a transaction.  By the end of May 2010, Roth expressed its view to the Board and Special Committee that it believed it was unlikely that another party would be willing or able to timely complete a transaction prior to the date we would exhaust our remaining cash, which was projected to be by the end of the week of June 21, 2010.

By June 4, 2010, the transaction documents had been substantially negotiated between us and the Purchasers, and drafts of the further revised documents were distributed to the Board.  The Board met by telephone late in the afternoon on June 4, which was attended by representatives of Roth and counsel for the Company and the Special Committee.  During this meeting, the Board further reviewed the status of its efforts to identify other possible transactions alternatives and Roth reported to the Board concerning the process it had been undertaking to identify parties that may be interested in a financing or other transaction with us.  Roth also reviewed with the Board its financial analysis of the final terms of the Financing Transaction and delivered its opinion that, based on our financial condition, the lack of other viable transaction alternatives and other factors, the proposed Financing Transaction was fair, from a financial point of view, to the Company.  At this meeting, the Board unanimously voted to approve the Financing Transactions, including the Investment Agreement and other transaction documents. On June 7, 2010, the parties executed the Investment Agreement and other transaction documents and closed the initial investment of $40 million.

Reasons for the Financing Transaction

At its June 4, 2010 meeting, the Board determined that the Financing Transaction was advisable, fair to and in the best interests of the Company and its common stockholders.  In evaluating the Financing Transaction, the Board and the Special Committee consulted with our management and legal advisors, and the Board and Special Committee also engaged and consulted with its own legal and financial advisors.  In reaching its decision to approve the Financing Transaction, the Board considered a variety of factors, including the following:

•	Our rapidly diminishing cash resources and lack of other viable alternatives for us to secure additional capital to fund our ongoing operations;

•	The lack of a viable strategic transaction alternative, including a sale of the Company;

•
The fact that the amount of capital to be invested in connection with the Financing Transaction was expected to be sufficient to fund the additional activities required for us to prepare and submit an NDA to the FDA relating to Marqibo;

•	The dilution to be experienced by our existing stockholders compared to the possible outcome to the stockholders if we were unable to identify any alternative transaction;

•	The fact that our management had contacted more than 100 potential investors, strategic partners and other parties over the last year; and

•
The fact that Roth, a qualified and independent financial advisor, assisted the Board and Special Committee in its process of exploring alternative transactions, but such process was unable to identify an alternative transaction.

The Board also considered various risks involved with proceeding with the Financing Transaction, including the fact that our common stockholders would experience significant dilution and that the Warburg Pincus Purchasers would be able to exert control over us.

The foregoing discussion addresses the principal factors considered by the Board in its consideration to approve the Financing Transaction.  The determination to approve the Financing Transaction was made after consideration of all factors as a whole and the foregoing discussion does not necessarily contain all of the factors considered by the Board as a whole or by individual directors.

Opinion of Roth Capital Partners, LLC

The Board and Special Committee retained Roth to act as their financial advisor in connection with the exploration of alternative transactions and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, of the Financing Transaction.  On June 4, 2010, Roth rendered its opinion to the Board that, as of that date, the consideration to be received by the Company pursuant to the terms of the Investment Agreement was fair, from a financial point of view, to the Company.  You are urged to, and should, carefully read in its entirety the discussion of the financial analysis performed by Roth in connection with rendering its opinion, which is set forth in Appendix B to this proxy statement and incorporated herein by reference.  Roth’s opinion was based upon and subject to a number of factors and assumptions, which are also described in Appendix B.

The full text of Roth’s written opinion, dated June 4, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the scope of review undertaken by Roth in rendering its opinion, is attached as Appendix C and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Roth opinion in its entirety.  The Roth opinion addressed only the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the terms of the Agreement, as of the date of the opinion.  Roth’s opinion was prepared solely for the information of the Board for its use in connection with its consideration of the Financing Transaction and was not intended to be, and does not constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote on any matter relating to the Financing Transaction or any other matter.  Roth was not requested to opine as to, and Roth’s opinion does not address, the relative merits of the Financing Transaction or any alternatives to the Financing Transaction, the Company’s underlying decision to proceed with or effect the Financing Transaction, or any other aspect of the Financing Transaction.

Summary of the Terms of the Financing Transaction

The terms of the Investment Agreement and our Series A-1 Preferred and Series A-2 Convertible Preferred Stock, which we sometimes refer to herein as the Series A-2 Preferred Stock, are very complex and are only summarized below.  Although this proxy statement contains a summary of the material terms, stockholders can find further information about the Investment Agreement and the Preferred Stock Financing in our current report on Form 8-K that we filed with the Securities and Exchange Commission, or the SEC, on June 11, 2010, including the documents that were filed as exhibits to that report. For further information about accessing this current report on Form 8-K and the other information that we filed with the SEC, please refer to the discussion in this proxy statement under the caption entitled “Where You Can Find More Information,” below.

Investment Agreement

As mentioned above, pursuant to the terms of the Investment Agreement, on June 7, 2010, we issued and sold to the Purchasers an aggregate of 400,000 shares of our newly-designated Series A-1 Convertible Preferred Stock at a per share purchase price of $100 for an aggregate purchase price of $40,000,000.  Collectively, the Warburg Pincus Purchasers purchased 360,000 shares of Series A-1 Preferred at an aggregate purchase price of $36,000,000, and the Deerfield Purchasers purchased 40,000 shares at an aggregate purchase price of $4,000,000.  The Investment Agreement provides that the Purchasers have the right, but not the obligation, to make additional purchases of shares of our preferred stock in the event we obtain, on or prior to December 7, 2010, the approval of our stockholders to the Charter Amendment Proposals, as follows:

•
At any time prior to receipt by the Warburg Pincus Purchasers of notice that the Company has first received marketing approval from the FDA for any of certain specified product candidates, which we refer to as the Marketing Approval Date, the Warburg Pincus Purchasers may elect to purchase up to an additional 200,000 shares of Series A-1 Preferred at a purchase price of $100 per share for an aggregate purchase price of $20,000,000 (in tranches of at least $10,000,000); and

•
At any time beginning 15 days and within 120 days following the Marketing Approval Date, the Warburg Pincus Purchasers may elect to purchase up to an aggregate of 400,000 shares of our newly-designated Series A-2 Preferred Stock at a per share purchase price of $100 and an aggregate purchase price of $40,000,000 (in tranches of at least $10,000,000), which we refer to herein as a Series A-2 Investment.

If our stockholders do not approve each of the three Charter Amendment Proposals either at the Special Meeting or at another meeting of stockholders held by December 7, 2010, then the Investment Agreement provides that the Purchasers have the right, but not the obligation, to purchase up to an additional 200,000 shares of Series A-1 Preferred at any time prior to the Marketing Approval Date, and up to an additional 400,000 shares of Series A-1 Preferred at any time beginning 15 days and within 120 days following the Marketing Approval Date, in each case at a per share price of $100 (each of such investment is referred to in this proxy statement as a Subsequent Series A-1 Investment).

Terms of Series A-1 Preferred

The terms, conditions, privileges, rights and preferences of the Series A-1 Preferred are described in a Certificate of Designation filed with the Secretary of State of Delaware on June 7, 2010, a copy of which we filed with our Current Report on Form 8-K on June 11, 2010, which we refer to herein as the Series A-1 certificate.  The Series A-1 Preferred will, with respect to both dividend rights and rights upon a liquidation or change of control, rank senior to all junior stock, including our common stock, and on parity with all parity stock, including the Series A-2 Preferred Stock.

Until such time as our stockholders approve each of the three Charter Amendment Proposals, the Series A-1 Preferred is subject to all of the terms, rights and preferences described in Annex I of the Series A-1 Certificate, which we refer to as the Initial Series A-1 Terms.  The Initial Series A-1 Terms currently apply to the initial 400,000 shares of Series A-1 Preferred sold to the Purchasers on June 7, 2010. If our stockholders do not approve all three of the Charter Amendment Proposals at the Special Meeting or at another meeting of stockholders held no later than December 7, 2010, then the Initial Series A-1 Terms shall continue to apply to all outstanding shares of Series A-1 Preferred and any shares of Series A-1 Preferred that we thereafter issue in connection with any future investments by the Purchasers under the Investment Agreement.  However, if at the Special Meeting or otherwise on or before December 7, 2010, our stockholders approve all of the matters covered by the Charter Amendment Proposals, then all shares of Series A-1 Preferred then outstanding shall thereafter be subject to the terms described on Annex II of the Series A-1 Certificate, which we refer to as the Revised Series A-1 Terms, and any shares of Series A-1 Preferred issued in connection with any future investment of Series A-1 Preferred will be subject to the Revised Series A-1 Terms.

Initial Series A-1 Terms. Prior to the time our stockholders approve all three of the Charter Amendment Proposals (if such approvals occur on or prior to December 7, 2010), the Series A-1 Preferred (including the initial 400,000 shares sold to the Purchasers on June 7, 2010) will be governed by the Initial Series A-1 Terms. Under the Initial Series A-1 Terms, the Series A-1 Preferred is convertible into shares of our common stock at a conversion price of $0.1288 per share (subject to adjustment in certain circumstances), which conversion is limited to a holder ’ s pro rata portion of the total number of shares of common stock available for issuance, which we have agreed will not be less than 90,000,000 shares. The stated value of each share of Series A-1 Preferred, which is initially $100 per share, accretes at an initial rate of 12% per annum which rate increases annually by 0.5%, for a seven-year term, compounded quarterly. Following such seven year term, the holders are thereafter entitled to cash dividends at a rate of 15.5% of the accreted stated value per annum, payable quarterly. Upon the occurrence and during the continuance of any “special triggering event”, the accretion rate and the dividend rate on the Series A-1 Preferred would increase by 3% per annum, compounded quarterly. Upon any liquidation of the Company, holders of the Series A-1 Preferred would be entitled to receive a liquidation preference per share equal to the greater of (i) 250% of the then-accreted value of the Series A-1 Preferred and (ii) the amount which the holder would have received if the Series A-1 Preferred had been converted immediately prior to the liquidation (without any limitation based on the number of authorized shares of common stock) at a conversion price equal to $0.1288, subject to adjustment. Similar rights would apply upon any “change of control” of the Company (although the liquidation preference would be calculated assuming the liquidation occurred on the seventh anniversary of the date of issuance). In addition, if each of the three Charter Amendment Proposals is not approved by December 7, 2010, then the holders of the Series A-1 Preferred would thereafter have the right to require the Company to redeem the Series A-1 Preferred at a redemption price equal to the greater of (i) 250% of the then-accreted value of the Series A-1 Preferred plus any unpaid dividends accrued thereon or (ii) the product obtained by multiplying the then-current market value of a share of the underlying Common Stock by the number of shares of Common Stock then issuable upon conversion of each share of Series A-1 Preferred (without any limitation based on the number of authorized shares of common stock).

Revised Series A-1 Terms. The Revised Series A-1 Terms, which will govern the Series A-1 Preferred from and after the time our stockholders approve all three of the Charter Amendment Proposals (if such approvals occur on or prior to December 7, 2010), provide that the Series A-1 Preferred would be convertible into shares of Common Stock at a conversion price of $0.184 per share (subject to adjustment in certain circumstances) (the “Revised Series A-1 Conversion Price”). The stated value of each share of Series A-1 Preferred would accrete at a rate of 9% per annum, compounded quarterly, for a five-year term; thereafter cash dividends would become payable at a rate of 9% of the accreted stated value per annum, payable quarterly. Upon the occurrence and during the continuance of certain material breaches by the Company of its obligations under the Investment Agreement, the Series A-1 Certificate or related transaction agreements (referred to in the Series A-1 Certificate as “special triggering events”), the accretion rate and the dividend rate on the Series A-1 Preferred would increase to 12% per annum, compounded quarterly. Upon any liquidation of the Company, holders of the Series A-1 Preferred would be entitled to receive a liquidation preference per share equal to the greater of (i) 100% of the then-accreted value of the Series A-1 Preferred and (ii) the amount which the holder would have received if the Series A-1 Preferred had been converted into Common Stock at the Revised Series A-1 Conversion Price immediately prior to the liquidation. Similar rights would apply upon any change of control in the Company (although the liquidation preference would be calculated assuming the liquidation occurred on the fifth anniversary of the date of issuance). Unlike under the Initial Series A-1 Terms, the Series A-1 Preferred would not be redeemable under the Revised Series A-1 Terms.

Terms of Series A-2 Preferred Stock

The terms, conditions, privileges, rights and preferences of the Series A-2 Preferred Stock are described in a Certificate of Designation filed with the Secretary of State of Delaware on June 7, 2010, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed on June 11, 2010. The terms of the Series A-2 Preferred Stock, which is only issuable to the extent our stockholders approve the Charter Amendment Proposals at the Special Meeting or otherwise on or before December 7, 2010, are identical to the Revised Series A-1 Terms, except that the Series A-2 Preferred Stock would be convertible into Common Stock at a conversion price equal to $0.276 per share.

Other Terms of Financing Transaction

The Investment Agreement also provides that the Purchasers will agree, subject to certain exceptions, not to transfer the Series A-1 Preferred and Series A-2 Preferred Stock (which we sometimes refer to collectively herein as the Series A Preferred Stock), and underlying shares of Common Stock for a period of one year from the applicable closing date on which such shares were sold, provided that such restriction will lapse if each of the three Charter Amendment Proposals is not approved by December 7, 2010.  The Purchasers also agreed not to acquire other securities of the Company (other than pursuant to the Investment Agreement) for the period commencing on June 7, 2010 and ending December 7, 2011, provided that such restriction shall terminate on the date the Company materially breaches the Investment Agreement, fails to obtain stockholder approval of all three Charter Amendment Proposals by December 7, 2010, or the Board pursues a buyout transaction or a change of control of the Company.  The Purchasers will also have the right to participate in future offerings by the Company for a period of five years.

Pursuant to the Investment Agreement, the Company was also required to increase the size of the Board to nine members and agreed to appoint up to five individuals to be designated by the Warburg Pincus Purchasers.  As a result, effective upon the June 7, 2010 closing, Michael Weiser and Linda E. Wiesinger resigned from the Board, and the Board appointed Jonathan Leff, Nishan de Silva and Andrew Ferrer, all designated by the Warburg Pincus Purchasers, to serve as directors of the Company.  The Warburg Pincus Purchasers continue to have the right to designate two additional persons for appointment to the Board.

The foregoing summary of the Investment Agreement is qualified in its entirety by reference to the complete agreement, a copy of which is attached to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

Pursuant to the terms of a Registration Rights Agreement dated June 7, 2010, among the Company and the Purchasers, the Company agreed to file, and cause to become and remain effective at all times following the first anniversary of the date of the Investment Agreement, a registration statement covering the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock.  The expenses of the filing of such registration statement (including any expenses of the Purchasers) will be borne by the Company.

Consequences if the Charter Amendment Proposals Are Approved

Conversion of Terms of Series A-1 Preferred. If the Charter Amendment Proposals are approved at the Special Meeting, or otherwise by our stockholders on or before December 7, 2010, then we expect that we will conduct a second closing pursuant to the terms of the Investment Agreement, which we refer to herein as the Second Closing.  The Purchasers’ obligations to complete the Second Closing are subject to a number of customary closing conditions, including the continued accuracy of the representations and warranties we made in the Investment Agreement and our compliance with our contractual obligations thereunder.  At the Second Closing, the shares of Series A-1 Preferred that we originally sold and issued on June 7, 2010 would no longer be subject to the Initial Series A-1 Terms and would automatically become subject to the considerably more Company-favorable Revised Series A-1 Terms.  In addition, the Purchasers would be entitled to receive an additional number of shares of Series A-1 Preferred equal to the aggregate accretion that would have accrued on the shares of Series A-1 Preferred sold at the June 7, 2010 closing divided by $100.  Solely as an example of the foregoing, if the Second Closing occurs after one calendar quarter of accretion has accrued at a rate of 12% per annum pursuant to the Initial Series A-1 Terms, the total accrued accretion on the first 400,000 shares of Series A-1 Preferred would be $1,200,000 and would require us to issue to the Purchasers at the Second Closing an additional 12,000 shares of Series A-1 Preferred, which would be subject to the Revised Series A-1 Terms.

Additional Investments. Assuming each Charter Amendment Proposal is approved by our stockholders at the Special Meeting or otherwise on or before December 7, 2010, the Purchasers will also have the right, but not the obligation, to purchase up to an additional 200,000 shares of Series A-1 Preferred (subject to the Revised Series A-1 Terms) prior to the time we receive FDA approval for one of our product candidates.  After the time of such approval, the Purchasers will have the right to purchase up to 400,000 shares of Series A-2 Preferred Stock (for a total investment of up to $40 million), which have rights identical to the Revised Series A-1 Terms, except that the conversion price for the Series A-2 Preferred Stock is $0.276, or 150% of the conversion price under the Revised Series A-1 Terms.

Consequences if the Charter Amendment Proposals Are Not Approved

If our stockholders do not approve all three of the Charter Amendment Proposals at the Special Meeting or otherwise on or before December 7, 2010, then the shares of Series A-1 Preferred that we issued and sold to the Purchasers on June 7, 2010 will remain subject to the Initial Series A-1 Terms, which are considerably less favorable to us than the Revised Series A-1 Terms.  Also, if fewer than all three of the Charter Amendment Proposals are approved at the Special Meeting or otherwise by December 7, 2010, then we will be unable to proceed with the Second Closing.  Among other terms, as discussed above, the following terms would continue to apply to the Series A-1 Preferred under the Initial Series A-1 Terms:

•	The conversion price would remain at $0.1288 under the Initial Series A-1 Terms, instead of $0.184 under the Revised Series A-1 terms;

•
The accretion and dividend rates would remain at 12% (subject to annual increases of 0.5%) and 15.5%, respectively, as opposed to accretion and dividend rates of 9% applicable to the Revised Series A-1 Terms;

•
The holders of the Series A-1 Preferred may require us to redeem such shares (i.e., re-purchase the shares from the holders) at a price equal to at least 250% of the then-accreted value per share, plus accrued dividends, at any time; the holders have no such redemption right under the Revised Series A-1 Terms; and

•
The amount per share that we would be required to pay to the holders of the Series A-1 Preferred upon a liquidation or change of control is equal to 250% of the then-accreted value of the Series A-1 Preferred, plus accrued dividends, instead of only 100% of the then-accreted value of each share of Series A-1 Preferred, plus accrued dividends, under the Revised Series A-1 Terms.

In addition, although the Investment Agreement still provides that the Purchasers may purchase up to an additional 600,000 shares of Series A-1 Preferred, all of such shares would be subject to the less favorable Initial Series A-1 Terms, instead of the more favorable Revised Series A-1 Terms and the terms of the Series A-2 Preferred Stock.

Important Information Regarding the Charter Amendment Proposals

As discussed above, we are seeking approval of the Charter Amendment Proposals pursuant to the terms of the Investment Agreement in order to obtain the more Company-favorable Revised Series A-1 Terms with respect to the shares of Series A-1 Preferred that we sold and issued on June 7, 2010, and to facilitate the sale of additional capital stock to the Purchasers under more favorable terms.  While the preceding section discussed the effects of the Charter Amendment Proposals with respect to the Financing Transaction, the following discussion addresses the principal effects of, and risks associated with, each of the three Charter Amendment Proposals with respect to our existing stockholders and our capital structure more generally.  The following is only a summary of the Charter Amendment Proposals; the full text of the form of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A.

PROPOSAL NO. 1 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE
OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Overview

The Company is currently authorized to issue 200,000,000 shares of common stock and is seeking stockholder approval to increase the authorized common shares to 350,000,000. Immediately following the June 7, 2010 closing under the Investment Agreement, of the 200,000,000 common shares authorized for issuance, there were 84,844,815 shares issued and outstanding, 22,073,992 shares reserved for issuance upon the exercise of outstanding options and warrants and options available for grant under our equity incentive plans, and 90,000,000 shares reserved for issuance pursuant to conversion of Series A-1 Preferred. Consequently, the Company has fewer than [3,100,000] shares of common stock available for future issuances. As such, the Company does not have adequate authorized common stock to provide for the conversion of Series A-1 Preferred currently outstanding or that may be issued under the Investment Agreement. In addition, the Board believes there is an insufficient number of shares available to issue in future equity or equity-based financings (e.g., sales of shares of common stock by the Company), as incentives to attract and retain its employees (e.g., through the use of stock option grants) or for other general corporate purposes. Therefore, in addition to the reasons set forth above with respect to the Financing Transaction, the Board has proposed the increase in the number of authorized common shares as a means of providing it with the flexibility to act with respect to the issuance of common shares or securities exercisable for, or convertible into, common shares in circumstances which it believes will advance the interests of the Company and its stockholders without the delay of seeking an amendment to the certificate of incorporation at that time.

If Proposal No.1 is approved by the stockholders, the additional common shares authorized by the amendment — the substantial majority of which will be reserved for issuance upon conversion of additional shares of Series A Preferred Stock that may be issued under the Investment Agreement — may be issued from time to time upon authorization by the Board, without further approval by the stockholders unless required by applicable law, rule or regulation. Shares may be issued for such consideration as the Board may determine and as may be permitted by applicable law. If the stockholders approve this proposal to amend the certificate of incorporation to increase the number of authorized shares of common stock, you will likely be substantially diluted by future issuances.  See “Proposal No. 2 – Approval of an Amendment to the Company’s Certificate of Incorporation to Effect a Reverse Stock Split,” below, for an overview of the combined effects of the increase in authorized shares of common stock and the reverse stock split on the Company’s capital structure.  Other than the shares that will be reserved for issuance upon conversion of additional shares of Series A Preferred Stock that may be issued under the Investment Agreement, the Company has no specific plans or commitments to issue the additional common shares authorized by the amendment.

Effective Date of Amendment to Certificate of Incorporation

           If approved by the stockholders, it is anticipated that the amendment to the certificate of incorporation contemplated by Proposal No. 1 will become effective upon the filing of a certificate of amendment, in substantially the form attached hereto as Appendix A, with the Secretary of State of the State of Delaware, which filing is expected to occur as soon as practicable after the Special Meeting.

Reservation of Rights by the Board of Directors

           If approved, the Board reserves the right to abandon the amendment contemplated by Proposal No. 1 if the amendments contemplated by Proposals Nos. 2 and 3 are not also approved by the stockholders.

No Dissenters’ Rights

           Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to Proposal No. 1, and we will not independently provide stockholders with any such right.

Vote Required

The amendment to our certificate of incorporation contemplated by Proposal No. 1 requires the affirmative vote (i) from the holders of a majority of the outstanding shares of our capital stock voting together as a single class and (ii) from the holders of a majority of the outstanding shares of our common stock voting as a separate class.  A stockholder who abstains or who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall have the effect of voting against the proposal.

Pursuant to the Voting Agreement entered into between the Deerfield Purchasers and the Warburg Pincus Purchasers in connection with the Investment Agreement, the Deerfield Purchasers have agreed to vote “FOR” Proposal No. 1.  The Voting Agreement applies to all shares of common stock beneficially owned by the Deerfield Purchasers, excluding shares of common stock beneficially owned by the Deerfield Purchasers by virtue of their ownership of Series A-1 Preferred.  Excluding Series A-1 Preferred, the Deerfield Purchasers beneficially own an aggregate of 17,509,011 shares of common stock (excluding 1,455,944 shares of common stock issuable upon the exercise of outstanding warrants), which represents approximately 20.6% of the number of shares of our common stock outstanding as of the record date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

If Proposal No. 2 is approved and enacted, the reverse stock split will result in the combination of our common stock at a ratio of 1-for-4.  This means that every four shares of common stock outstanding prior to the effective time of the reverse stock split will represent only one share of common stock after the stock split.  The reverse split will not result in any further change in the number of authorized shares of common stock, other than the increase from 200,000,000 to 350,000,000 common shares in connection with Proposal No. 1, discussed above.  Accordingly, the reverse stock split will have the effect of creating additional unreserved shares of our authorized common stock. The par value of our common stock would remain unchanged at $0.001 per share following the reverse split.  Except for any changes resulting from the treatment of fractional shares as discussed below, each stockholder will hold the same percentage of common stock outstanding immediately after the reverse stock split as such stockholder did immediately prior to the reverse stock split.

Reasons for the Reverse Stock Split

In addition to the reasons discussed above with respect to the Financing Transaction, the Board believes that a reverse stock split is desirable and should be approved by stockholders for a number of reasons, including:

•
Increase in Shares Available for Issuance.  The reverse split will have the effect of providing the Company with an increased number of shares of common stock available for future issuance, as discussed more generally under “Proposal No. 1—Overview,” above.

•
Increase in Eligible Investors. A reverse stock split would allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our common stock.

•
Increased Analyst and Broker Interest. A reverse stock split would help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

•
Increased Possibility of Regaining Nasdaq Listing.  We were delisted from the Nasdaq Capital Market in September 2009 and trading in our common stock has since been conducted on the OTC Bulletin Board.  Stocks traded on the OTC Bulletin Board are often less liquid than stocks traded on national securities exchanges, not only in terms of the number of shares that can be bought and sold at a given price, but also in terms of delays in the timing of transactions and reduced coverage of us by security analysts and the media.  Among other things, one hurdle to our ability to regain listing on the Nasdaq Capital Market is the requirement that the closing bid price of our common stock, which was $             on the record date for the Special Meeting, must exceed $4.00 per share.  By potentially increasing our stock price, the reverse stock split may increase the possibility that our stock could again be listed on the Nasdaq Capital Market.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will either exceed or remain higher than the current per share market price.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will rise or remain constant in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the market price of our common stock on        , 2010 of $      per share, following a 1-for-4 reverse split there can be no assurance that the post-split market price of our common stock would be $     per share or greater.  Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

A decline in the market price for our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following a reverse stock split.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If a reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.  If approved and effected, the reverse stock split will result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The proposed reverse stock split may not increase our stock price, which would prevent us from realizing some of the anticipated benefits of the reverse stock split, including the possibility of regaining listing on the Nasdaq Capital Market.

The effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split.  In particular, there can be no assurance that the market price per post-reverse split share will exceed the $4.00 minimum bid price that is required to regain listing on the Nasdaq Capital Market.  Even if the market price per post-reverse split share does exceed $4.00, there can be no assurance that we will be able to satisfy the other listing standards of the Nasdaq Capital Market.

Principal Effects of the Reverse Stock Split

Corporate Matters. If approved by our stockholders, the reverse stock split would have the following effects:

•	every four shares of common stock outstanding prior to the effective time of the reverse split would be automatically combined into one share of common stock;

•	the number of shares of our common stock issued and outstanding will be reduced proportionately based on the 1-for-4 split ratio;

•
based on the 1-for-4 ratio, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

•	the number of shares of common stock reserved for issuance under our existing stock option plans will be reduced proportionately based on the 1-for-4 split ratio; and

•
based on the 1-for-4 ratio, in addition to the automatic conversion from the Initial Series A-1 Terms to the more Company favorable Revised Series A-1 Terms discussed above, proportionate adjustments will be made to the conversion price and number of common shares issuable upon conversion of the existing Series A-1 Preferred and any future preferred stock issued pursuant to the Investment Agreement.

The following table contains approximate information related to our common stock, comparing current information as of the record date to an estimated scenario following stockholder approval of the Charter Amendment Proposals and a subsequent Second Closing, as defined above under “—Consequences if the Charter Amendment Proposals Are Approved.”

	Pre-Charter Amendment		Post-Charter Amendment/ Second Closing (1)

Authorized	200,000,000		350,000,000

Outstanding	84,844,815		21,211,203

Reserved for future issuance pursuant to conversion of Series A-1 Preferred	90,000,000	(1)	55,978,260	(2)

Reserved for future issuance pursuant to conversion of Series A Preferred issuable under the Investment Agreement	—		130,321,660	(3)

Reserved for future issuance pursuant to outstanding warrants	9,011,765		2,252,941

Reserved for future issuance pursuant to outstanding awards under equity incentive plans	9,354,848		2,338,712

Reserved for future issuance pursuant to awards available for grant under equity incentive plans	3,467,666		866,717

Authorized and unreserved	3,081,193		137,030,507
__________________

(1)	Pursuant to Annex I of the Series A-1 Certificate, the Company is required to reserve a minimum of 90,000,000 shares of common stock for issuance upon conversion of the Series A-1 Preferred.
(2)
Assumes 3 months of accretion at the rate of 12% per annum on the initial 400,000 shares of Series A-1 Preferred prior to stockholder approval of the Charter Amendment Proposals and subsequent Second Closing.

(3)
Assumes (i) issuance of all 600,000 additional shares of Series A Preferred Stock available for purchase under the Investment Agreement at the election of the Warburg Pincus Purchasers and (ii) 5 years of accretion at the rate of 9% per annum on (x) such additional shares, (y) the 400,000 shares of Series A-1 Preferred currently outstanding, and (z) an estimated 12,000 shares of Series A-1 Preferred issuable at the Second Closing.

When effected, the reverse stock split will be effected simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in our company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than four shares. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock outstanding following the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Fractional Shares. No scrip or fractional certificates will be issued in connection with any reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold, as of a date prior to the effective time of the reverse split, a number of shares of our common stock not evenly divisible by the reverse split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the last quoted bid price of our common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the OTC Bulletin Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where our stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters. Any reverse stock split would not affect the par value of our common stock, which is $0.001 per share. As a result, as of the effective time of any reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

In order to effect a reverse split, we will file an amendment to our certificate of incorporation with the Secretary of State of Delaware to amend our existing certificate of incorporation in substantially the form attached hereto as Appendix A. The reverse stock split will become effective at the time specified in the amendment, which is referred to in this proxy statement as the effective time of the amendment. Beginning at the effective time, each certificate representing shares of common stock prior to the effective time of the reverse split will be deemed for all corporate purposes to evidence ownership of the resulting combined number of shares following such reverse split.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Corporate Stock Transfer, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split common shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-split shares of common stock in accordance with the procedures to be set forth in the letter of transmittal that we send to our stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-split share certificates submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for certificates representing post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares of common stock were, and the post-split shares of common stock will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of certificates representing pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Effective Date of Amendment to Certificate of Incorporation

As discussed above under “Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates,” if approved by the stockholders, it is anticipated that the amendment to the certificate of incorporation contemplated by Proposal No. 2 will become effective upon the filing of a certificate of amendment, in substantially the form attached hereto as Appendix A, with the Secretary of State of the State of Delaware, which filing is expected to occur as soon as practicable after the Special Meeting.

Reservation of Rights by the Board of Directors

If approved, the Board reserves the right to abandon the amendment contemplated by Proposal No. 2 if the amendments contemplated by Proposals Nos. 1 and 3 are not also approved by the stockholders.

No Dissenters’ Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to Proposal No. 2, and we will not independently provide stockholders with any such right.

Vote Required

      The amendment to our certificate of incorporation contemplated by Proposal No. 2 requires the affirmative vote (i) from the holders of a majority of the outstanding shares of our capital stock voting together as a single class and (ii) from the holders of a majority of the outstanding shares of our common stock voting as a separate class.  A stockholder who abstains or who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall have the effect of voting against the proposal.

      Pursuant to the Voting Agreement entered into between the Deerfield Purchasers and the Warburg Pincus Purchasers in connection with the Investment Agreement, the Deerfield Purchasers have agreed to vote “FOR” Proposal No. 2.  The Voting Agreement applies to all shares of common stock beneficially owned by the Deerfield Purchasers, excluding shares of common stock beneficially owned by the Deerfield Purchasers by virtue of their ownership of Series A-1 Preferred.  Excluding Series A-1 Preferred, the Deerfield Purchasers beneficially own an aggregate of 17,509,011 shares of common stock (excluding 1,455,944 shares of common stock issuable upon the exercise of outstanding warrants), which represents approximately 20.6% of the number of shares of our common stock outstanding as of the record date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S
CERTIFICATE OF INCORPORATION TO PERMIT INCREASES OR DECREASES IN THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK WITHOUT CLASS VOTING

Section 242(b)(2) of the DGCL provides that, unless the certificate of incorporation provides otherwise, the holders of the outstanding shares of a class of capital stock shall be entitled to vote as a class upon any proposed amendment to the certificate of incorporation that would: (i) increase or decrease the aggregate number of authorized shares of such class; (ii) increase or decrease the par value of the shares of such class; or (iii) alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.  For example, the primary effect of Section 242(b)(2) for our Company is to prevent the holders of preferred stock from increasing the number of authorized shares of common stock (thereby diluting the existing holders of common stock) without a separate class vote of the holders of common stock.

Proposal No. 3, the third Charter Amendment Proposal, is to add a provision to the certificate of incorporation providing that the number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding capital stock, voting together as a single class (i.e., without a separate class vote among the holders of common stock), notwithstanding the provisions of Section 242(b)(2).  Amending our certificate of incorporation to include such a provision will thus enable any holder who now or in the future may control the voting power of the majority of our outstanding shares of capital stock to unilaterally approve an increase in the number of authorized shares of common stock without a separate class vote.  The Board believes that approval of Proposal No. 3 is in the best interest of the holders of our common stock for the reasons discussed above in connection with the Financing Transaction, including the replacement of the Initial Series A-1 Terms with the more favorable Revised Series A-1 Terms.

Effective Date of Amendment to Certificate of Incorporation

If approved by the stockholders, it is anticipated that the amendment to the certificate of incorporation contemplated by Proposal No. 3 will become effective upon the filing of a certificate of amendment, in substantially the form attached hereto as Appendix A, with the Secretary of State of the State of Delaware, which filing is expected to occur as soon as practicable after the Special Meeting.

Reservation of Rights by the Board of Directors

If approved, the Board reserves the right to abandon the amendment contemplated by Proposal No. 3 if the amendments contemplated by Proposals Nos. 1 and 2 are not also approved by the stockholders.

No Dissenters’ Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters ’ rights with respect to Proposal No. 3, and we will not independently provide stockholders with any such right.

Vote Required

The amendment to our certificate of incorporation contemplated by Proposal No. 3 requires the affirmative vote (i) from the holders of a majority of the outstanding shares of our capital stock voting together as a single class and (ii) from the holders of a majority of the outstanding shares of our common stock voting as a separate class.  A stockholder who abstains or who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall have the effect of voting against the proposal.

Pursuant to the Voting Agreement entered into between the Deerfield Purchasers and the Warburg Pincus Purchasers in connection with the Investment Agreement, the Deerfield Purchasers have agreed to vote “FOR” Proposal No. 3.  The Voting Agreement applies to all shares of common stock beneficially owned by the Deerfield Purchasers, excluding shares of common stock beneficially owned by the Deerfield Purchasers by virtue of their ownership of Series A-1 Preferred.  Excluding Series A-1 Preferred, the Deerfield Purchasers beneficially own an aggregate of 17,509,011 shares of common stock (excluding 1,455,944 shares of common stock issuable upon the exercise of outstanding warrants), which represents approximately 20.6% of the number of shares of our common stock outstanding as of the record date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock and Series A-1 Preferred as of [July 9], 2010 by: (i) each of our current directors; (ii) each of our “named executive officers,” as defined below under “Executive Compensation;” (iii) all of our current directors and executive officers as a group; and (iv) all those known by us to be beneficial owners of at least 5% of our common stock.  Beneficial ownership is determined under rules promulgated by the SEC.  Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right.  Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.  Unless otherwise indicated, the address of each of the following persons is c/o Hana Biosciences, Inc., 7000 Shoreline Court, Suite 370, South San Francisco, CA 94080.

Name	Shares of Common Stock Beneficially Owned	Percent of Class	Shares of Series A-1 Preferred Beneficially Owned	Percent of Class

Steven R. Deitcher (1)	1,053,334	1.2	–	–
Craig W. Carlson	–	–	–	–
Anne E. Hagey (2)	183,334	*	–	–
John P. Iparraguirre (3)	44,227	*	–	–
Tyler M. Nielsen (4)	163,364	*	–	–
Jonathan S. Leff (5)	81,000,000	48.8	360,000	90.0
Nishan M. de Silva (5)	81,000,000	48.8	360,000	90.0
Andrew Ferrer (5)	81,000,000	48.8	360,000	90.0
Howard P. Furst	–	–	–	–
Paul V. Maier (6)	107,000	*	–	–
Leon E. Rosenberg (7)	334,201	*	–	–
All directors and officers as a group (10 persons)	82,841,233	49.4	360,000	90.0
Warburg Pincus & Co. (8)(9) 450 Lexington Avenue New York, NY 10017	81,000,000	48.8	360,000	90.0
James E. Flynn (9)(10) 780 Third Avenue, 37th Floor New York, NY 10017	27,964,955	29.8	40,000	10.0
OrbiMed Advisors LLC (11) 767 Third Avenue, 30th Floor New York, NY 10017	11,090,578	9.9	–	–
Quogue Capital LLC (12) 1285 Avenue of the Americas, 35th Floor New York, NY 10019	8,623,683	9.9	–	–
_________________________
* represents less than 1%.

(1)	Includes 1,033,334 shares issuable upon the exercise of stock options.

(2)	Represents shares issuable upon the exercise of stock options.

(3)	Includes (i) 28,201 shares issuable upon the exercise of stock options, and (ii) 100 shares held by Mr. Iparraguirre’s spouse.

(4)	Includes (i) 161,667 shares issuable upon the exercise of stock options, and (ii) 100 shares held by Mr. Nielsen’s spouse.

(5)
Mr. Leff is a Member and Managing Director of Warburg Pincus LLC (“WP LLC”), a New York limited liability company that manages each of the Warburg Pincus Purchasers.  Dr. de Silva and Mr. Ferrer are employees of WP LLC.  Messrs. Leff and Ferrer and Dr. de Silva disclaim beneficial ownership of all capital stock held by the Warburg Pincus Purchasers, except to the extent of any indirect pecuniary interest therein.  See also note 8.

(6)	Includes 100,000 shares issuable upon the exercise of stock options.

(7)	Includes 333,201 shares issuable upon the exercise of stock options.

(8)
Pursuant to the Investment Agreement, the Warburg Pincus Purchasers purchased an aggregate of 360,000 shares of Series A-1 Preferred on June 7, 2010.  Of this amount, Warburg Pincus Private Equity X, L.P. (“WPX”) purchased 348,840 shares and Warburg Pincus X Partners, L.P. (“WPPX”) purchased 11,160 shares.  Warburg Pincus X, L.P. (“WP X LP”) is a Delaware limited partnership and the sole general partner of each of the Warburg Pincus Purchasers. Warburg Pincus X LLC (“WP X LLC”) is a Delaware limited liability company and the sole general partner of WP X LP. Warburg Pincus Partners, LLC (“WPP LLC”) is a New York limited liability company and the sole member of WP X LLC. Warburg Pincus LLC (“WP LLC”) is a New York limited liability company that manages each of the Warburg Pincus Purchasers. Warburg Pincus & Co. (“WP”) is a New York general partnership and the managing member of WPP LLC.  Each of WPX, WPPX, WP X LP, WP X LLC, WPP LLC, WP LLC and WP may be deemed to share the power to (a) dispose or to direct the disposition of the 81,000,000 shares of common stock the Warburg Pincus Purchasers may be deemed to beneficially own (and convert into) as of the record date and (b) vote or direct the vote of the 279,503,105 shares of common stock the Warburg Pincus Purchasers may be deemed to beneficially own for voting purposes as of the record date.   Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Co−Presidents and Managing Members of WP LLC and may be deemed to control the Warburg Pincus Purchasers. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus Purchasers.  Beneficial ownership information is based on information known to the Company and a Schedule 13D filed with the SEC on June 16, 2010 by WPX, WPPX, WP X LP, WP X LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy.

(9)
Beneficial ownership of the Purchasers has not been adjusted for accretion and does not reflect the contractual right to purchase additional capital stock pursuant to the Investment Agreement.  As noted elsewhere in this proxy statement, the Purchasers’ ability to convert their Series A-1 Preferred into common stock is currently limited to their pro-rata portion of 90,000,000 shares of common stock reserved for issuance upon conversion of the Series A-1 Preferred; beneficial ownership reflects only the number of shares of common stock currently issuable upon conversion of the Series A-1 Preferred and does not reflect the fact that the Purchasers are entitled to vote their shares on an as-converted basis without giving effect to such limitation.

(10)
Pursuant to the Investment Agreement, the Deerfield Purchasers purchased an aggregate of 40,000 shares of Series A-1 Preferred on June 7, 2010.  Of this amount, Deerfield Private Design Fund, L.P. purchased 12,767 shares, Deerfield Private Design International, L.P. purchased 20,567 shares, Deerfield Special Situations Fund International Limited purchased 4,313 shares, and Deerfield Special Situations Fund, L.P. purchased 2,353 shares.

Beneficial ownership includes (i) 4,646,899 shares of our common stock currently outstanding,  2,872,575 shares of our common stock currently issuable upon conversion of Series A-1 Preferred and warrants to purchase 464,689 shares of our common stock held by Deerfield Private Design Fund, L.P.; (ii) 7,485,997 shares of our common stock currently outstanding, 4,627,575 shares of our common stock currently issuable upon conversion of Series A-1 Preferred and warrants to purchase 748,598 shares of our common stock held by Deerfield Private Design International, L.P.; (iii) 3,451,799 shares of our common stock currently outstanding, 970,425 shares of our common stock currently issuable upon conversion of Series A-1 Preferred and warrants to purchase 156,999 shares of our common stock held by Deerfield Special Situations Fund International Limited; and (iv) 1,924,316 shares of our common stock currently outstanding, 529,425 shares of our common stock currently issuable upon conversion of Series A-1 Preferred and warrants to purchase 85,658 shares of our common stock held by Deerfield Special Situations Fund, L.P. Deerfield Capital, L.P. is the general partner of Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., and Deerfield Special Situations Fund, L.P.  Deerfield Management Company, L.P. is the investment manager of Deerfield Special Situations Fund International Limited. James E. Flynn, the managing member of Deerfield Capital, L.P. and Deerfield Management Company, L.P., holds voting and dispositive power over the shares held by Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund International Limited and Deerfield Special Situations Fund, L.P. (collectively, “Deerfield”).  Beneficial ownership information is based on information known to the Company and a Schedule 13D/A filed with the SEC on June 11, 2010 by Deerfield and Mr. Flynn.

(11)
OrbiMed Advisors LLC and OrbiMed Capital LLC (collectively, “OrbiMed”) beneficially hold shares and share equivalents issuable from warrants on behalf of Caduceus Capital Master Fund Limited (2,700,000 common shares and 1,260,000 warrants), Caduceus Capital II, L.P. (1,900,000 common shares and 850,000 warrants), UBS Eucalyptus Fund, LLC (1,900,000 common shares and 850,000 warrants), PW Eucalyptus Fund, Ltd. (180,000 common shares, and 84,000 warrants), and Summer Street Life Sciences Hedge Fund Investors LLC (932,000 common shares and 434,578 warrants). The ability of OrbiMed to convert the warrants into common shares is subject to certain limitations.  Specifically, the warrants may only be converted to the extent that the conversion would not cause OrbiMed to be the beneficial owner of greater than 9.99% of the outstanding shares of our common stock.  Beneficial ownership information is based on a Schedule 13G filed with the SEC on October 13, 2009 by OrbiMed.

(12)
Includes 1,011,683 shares issuable upon the exercise of warrants, the provisions of which restrict the exercise of such warrants to the extent that, upon such exercise, the number of shares that are beneficially owned by such holder and its affiliates and any other persons or entities with which such holder would constitute a Section 13(d) “group,” would exceed 9.99% of the total number of shares of our common stock then outstanding.  Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 12, 2010 by Quogue Capital LLC and Wayne P. Rothbaum, its President.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

As discussed above, Jonathan Leff, Nishan de Silva and Andrew Ferrer were each appointed to the Board following their designation by the Warburg Pincus Purchasers as provided for in the Investment Agreement, which granted the Warburg Pincus Purchasers the right to designate five individuals to serve as directors of the Company.  Mr. Leff is a Member and Managing Director of Warburg Pincus LLC (“WP LLC”), a New York limited liability company that manages each of the Warburg Pincus Purchasers, and Dr. de Silva and Mr. Ferrer are employees of WP LLC.  Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities of the Company owned by the Warburg Pincus Purchasers.  Mr. Leff disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.  Prior to the entry into the Investment Agreement, the Company had no previous relationship with the Warburg Pincus Purchasers.

Dr. Howard Furst, who was appointed to the Board in December 2009, is a partner at Deerfield Management, an affiliate of the Deerfield Purchasers, and thus has an indirect interest in the economic value of the Deerfield Purchasers’ investment in the Company.  Prior to the entry into the Investment Agreement, the Company and the Deerfield Purchasers had previously entered into a Facility Agreement dated October 30, 2007 that provided for the Company to borrow from the Deerfield Purchasers up to an aggregate of $30,000,000, of which the principal amount of $27,500,000 is currently outstanding and is secured by a senior security interest in all Company assets. In addition to the 40,000 shares of Series A-1 Preferred acquired pursuant to the Investment Agreement, the Deerfield Purchasers beneficially own approximately 18.9 million shares of the Company’s common stock.

OTHER MATTERS

The Board of Directors does not intend to present at the Special Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Special Meeting by others. However, if other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

HANA BIOSCIENCES, INC.

Steven R. Deitcher, M.D.
President and Chief Executive Officer

Appendix A

FORM OF
CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HANA BIOSCIENCES, INC.

Hana Biosciences, Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors does hereby certify:

FIRST:  That the name of the corporation is Hana Biosciences, Inc., formerly known as Hudson Health Sciences, Inc. (the “Corporation”).  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 6, 2002.  The date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 24, 2004, as amended on December 21, 2009 (as amended, the “Certificate of Incorporation”).

SECOND:  That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Certificate of Incorporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by changing the Article thereof numbered “4.  Number of Shares” so that, as amended, the first paragraph of said Article shall be and read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) shares consisting of:  Three Hundred Fifty Million (350,000,000) shares of common stock, par value $0.001 per share (“Common Stock”); and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  Upon the effectiveness of the Certificate of Amendment of Amended and Restated Certificate of Incorporation, every share of the Corporation’s issued and outstanding Common Stock (including without limitation treasury shares and any shares of Common Stock issued or issuable upon conversion of the authorized shares of Preferred Stock) shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into One-Fourth (1/4) of a share of the Common Stock, par value $0.001 per share.  The number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding Common Stock and Preferred Stock voting together as a single class, and the holders of Common Stock shall not be entitled to any separate class vote in connection with any increase or decrease of the aggregate number of authorized shares of Common Stock, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, as amended from time to time.”1

1 Assumes stockholder approval of each of the three Charter Amendment Proposals.  The Board reserves the right to abandon the amendment of the certificate of incorporation if one or more of the Charter Amendment Proposals are not approved by the stockholders; alternatively, the Board may elect to proceed with the amendment of the certificate of incorporation to the extent approved by the stockholders, in which case the Form of Certificate of Amendment would be revised accordingly.

A-1

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

FOURTH: That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven R. Deitcher, its Chief Executive Officer, effective as of                , 2010.

HANA BIOSCIENCES, INC.

By:
Name: Steven R. Deitcher
Title: Chief Executive Officer

A-2

Appendix B

Analysis of Opinion of Roth Capital Partners, LLC

The Board and Special Committee retained Roth to act as their financial advisor in connection with the exploration of alternative transactions and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, of the Financing Transaction.  On June 4, 2010, Roth rendered its opinion to the Board that, as of June 4, 2010, and based upon and subject to the factors and assumptions set forth herein, the consideration to be received by the Company pursuant to the terms of the Investment Agreement was fair from a financial point of view to the Company.

The full text of Roth’s written opinion, dated June 4, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the scope of review undertaken by Roth in rendering its opinion, is attached as Appendix C and is incorporated in its entirety herein by reference.  You are urged to, and should, carefully read the Roth opinion in its entirety.  The Roth opinion addressed only the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the terms of the Agreement, as of the date of the opinion.  Roth’s opinion was prepared solely for the information of the Board for its use in connection with its consideration of the Financing Transaction and was not intended to be, and does not constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote on any matter relating to the Financing Transaction or any other matter.  Roth was not requested to opine as to, and Roth’s opinion does not address, the relative merits of the Financing Transaction or any alternatives to the Financing Transaction, the Company’s underlying decision to proceed with or effect the Financing Transaction, or any other aspect of the Financing Transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Roth, among other things:

•
reviewed and analyzed the financial terms of a June 4, 2010 draft of the Investment Agreement, as well as concurrent drafts of the certificates of designation for the Series A-1 Preferred Stock and the Series A-2 Preferred Stock;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to Roth by the Company and the ability of the Company to continue in operation if the Financing Transaction is not consummated;

•
conducted discussions with members of senior management and representatives of the Company concerning financial and other data with respect to the Company which was publicly available and certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to Roth by the Company;

•	reviewed and analyzed the pro forma ownership structure of the Company after giving effect to the proposed Financing Transaction;

•	contacted other potential investors and strategic parties regarding an investment in or acquisition of the Company;

•	considered the fact that, absent the proposed Financing Transaction, the Company would be required to cease operation and to liquidate its assets; and

•	performed such other analyses and considered such other factors as Roth deemed appropriate for the purpose of rendering the Roth opinion.

The following is a summary of the material financial analyses performed by Roth in connection with the preparation of its fairness opinion, which opinion was reviewed with the Board at a meeting held on June 4, 2010 and formally delivered in writing later that day.  The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Roth or its presentation to the Board on June 4, 2010.

This summary includes information presented in tabular format. In order to fully understand the financial analyses presented by Roth, the tables must be read together with the text of each analysis summary and considered as a whole.  The tables alone do not constitute a complete summary of the financial analyses.  Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Roth’s opinion.  The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Roth or the Board.  Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 4, 2010, and is not necessarily indicative of current market conditions.  Due to the Company’s negative cash flow and the limited alternatives to the Financing Transaction, Roth did not perform analyses typical of a traditional valuation analysis such as discounted cash flow analysis, comparable transactions and trading comparables.

Financing Process

Prior to Roth’s engagement, the Company reached out to 130 targets and received a term sheet from the Warburg Pincus Purchasers with an offer to invest up to $100 million in convertible preferred stock.

Roth was engaged by the Board on May 11, 2010 to assist the Board and Special Committee in obtaining a financing alternative or strategic proposal.  Pursuant to that process, Roth contacted 24 targets in connection with both potential financing and strategic transactions and did not receive any term sheets as of June 4, 2010.  For potential financial parties, a major gating factor was the increased risk of the investment due to the preferential and senior treatment of the Company’s outstanding indebtedness owed to the Deerfield Purchasers.  In addition, the short time frame to complete a transaction due to the Company’s diminished capital resources was among the major gating factors for many strategic parties approached by Roth.

The Financing Transaction provided the Company with its only viable alternative to bankruptcy due to the Company’s lack of alternative options.

Proposed Transaction

Subsequent to the Company’s receipt of the term sheet for the Financing Transaction from the Warburg Pincus Purchasers, the Deerfield Purchasers joined as an additional investor to the Financing Transaction.  The Investment Agreement provides for, among other things:

•	$40 million invested upon the date of execution (Series A-1 Preferred Stock).

o
Prior to stockholder approval of the Charter Amendment, the stated value of the Series A-1 Preferred Stock will have an annual accretion rate of 12% (increasing by 0.5% annually for a seven year term) and, subject to there being shares of common stock available for issuance, be convertible into common stock at an effective price of $0.1288 per share, which represents 70% of the applicable conversion price of the Series A-1 Preferred Stock following stockholder approval of the Charter Amendment (as described below), and at the end of the seven year term the Series A-1 Preferred Stock will provided for an annual cash dividend of 15.5%, payable quarterly;

o
Upon stockholder approval of the Charter Amendment (assuming such approval occurs on or before the date that is 6 months after the date of the Investment Agreement), the stated value of the Series A-1 Preferred Stock will have an annual accretion rate of 9% (compounding quarterly until the fifth anniversary of issuance) and will be convertible into common stock at an effective price of $0.184 per share, which represents 80% of the last closing sale price of the common stock prior to the execution date of the Investment Agreement.

•
At any time prior to receipt by the Warburg Pincus Purchasers of notice that the Company has first received approval from the FDA for any of certain specified products (which we refer to herein as the Marketing Approval Date), the Warburg Pincus Purchasers have the right to elect to purchase up to $20 million (in $10 million tranches) of Series A-1 Preferred Stock.

•
At any time beginning 15 days and within 120 days following the Marketing Approval Date, the Warburg Pincus Purchasers will have the right to elect to purchase up to $40 million of Series A-2 Preferred Stock.  If stockholder approval of the Charter Amendment is not obtained by the date that is six months following the date of the Investment Agreement, however, the Purchasers will instead have the right to purchase additional shares of the Series A-1 Preferred Stock.

o
The Series A-2 Preferred Stock would have a conversion price equal to $0.276, which represents 150% of the applicable conversion price to the Series A-1 Preferred Stock if the Company’s stockholders approve the Charter Amendment prior to the date that is six months following the date of the Investment Agreement.  The other terms of the Series A-2 Preferred Stock would be the same as the Series A-1 Preferred Stock.

•	Holders of the Series A-1 and Series A-2 Preferred Stock will vote with the common stock as a single class but have certain consent rights as set forth in their respective certificates of designation.

•	The Warburg Pincus Purchasers have the right to appoint five of nine individuals to the Company’s Board.

Operational Background

On October 8, 2009, the Company completed a private placement of shares of its common stock and warrants to purchase additional common stock, which resulted in net cash proceeds of approximately $11.7 million.  This transaction was structured as a PIPE with the shares of common stock being priced at a 53% discount to market and 10% warrant coverage. These funds were used to support the completion of the Company’s Phase II rALLy trial for Marqibo.

On November 5, 2009, the Company’s former chief financial officer tendered his resignation, effective November 15, 2009.

On December 7, 2009, the Company announced Phase II rALLy data for Marqibo.  Following the announcement of the data, the trading price of the Company’s common stock decreased by 44%.

As of May 31, 2010, the Company had approximately $1.4 million in cash, which was expected to last until the week of June 21, 2010 based on the Company’s projected cash requirements.  Additionally, the Company had accounts payable of nearly $1 million, which increased the pressure on the Company’s financial position.

Without the Financing Transaction contemplated by the Investment Agreement, the Company would not have been able to move forward with its lead clinical programs.  The Company requires significant capital to advance its Marqibo and Menadione development programs through completion of their respective NDA submissions. To move these development programs forward through the end of the fourth quarter of 2011, the Company may require between approximately $55-60 million, excluding milestone payments related to the development of the Company’s product candidates.

As of March 31, 2010, the Company had approximately 103 million shares of common stock outstanding on a fully diluted basis.
Capitalization as of March 31, 2010
Shares Outstanding	79,788,264
Warrants	14,743,251
Stock Options	8,757,705
Total shares	103,289,220

In the event of a bankruptcy, the assets of the Company would likely be insufficient to pay the outstanding obligations owed to the Deerfield Purchasers under the October 2007 loan facility agreement, as well as the Company’s other creditors, resulting in no liquidating distribution to stockholders.
Notes Payable
9.85% Deerfield Notes, Due Oct. 2013	$27,500,000

Dilution / Liquidation Analysis: Assuming Stockholder Approval of Charter Amendment

Upon the Company’s receipt of stockholder approval of the proposed Charter Amendment discussed in this proxy statement, the potential dilution to stockholders resulting from the Financing Transaction ranges from approximately 68% to 83%, depending on the aggregate amount invested.

Assuming Stockholder Approval of Charter Amendment
	As of June 4, 2010	Initial Tranche	Second Tranche	Third Tranche	Subsequent Investment
Investments by Purchasers	-	$40,000,000	$10,000,000	$10,000,000	$40,000,000
Conversion Share Price	-	$0.18	$0.18	$0.18	$0.28
Diluted Shares Outstanding
Common Shares	79,788,264	79,788,264	79,788,264	79,788,264	79,788,264
Options	8,757,705	8,757,705	8,757,705	8,757,705	8,757,705
Warrants	14,743,251	14,743,251	14,743,251	14,743,251	14,743,251
Series A Preferred	-	217,391,304	271,739,130	326,086,957	471,014,493
Series A Preferred Accretion	-	-	21,195,652	22,895,380	26,371,325
Total	103,289,220	320,680,524	396,224,003	452,271,557	600,675,037
% Ownership (Fully Diluted)
Common Shares	77.2%	24.9%	20.1%	17.6%	13.3%
Options	8.5%	2.7%	2.2%	1.9%	1.5%
Warrants	14.3%	4.6%	3.7%	3.3%	2.5%
Series A Preferred	0.0%	67.8%	68.6%	72.1%	78.4%
Series A Preferred Accretion	0.0%	0.0%	5.3%	5.1%	4.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Additional Dilution to Common (based on fully diluted shares)	0.0%	67.8%	73.9%	77.2%	82.8%
______________________________________
*Assumes 3 months of 12% annual accretion on the initial tranche prior to stockholder approval.
*Assumes the second tranche is exercised within 12 months and the third tranche is exercised within 15 months along with the subsequent investment within 21 months from the date of the Agreement.
*The Company’s stock closed at $0.23 on June 4, 2010.
*This analysis excludes the impact on Deerfield’s current ownership due to their 10% participation in the transaction.

Based on the investment and associated dilution with the various tranches assuming stockholder approval is received, the estimated post-money value per diluted share ranges from $0.19 to $0.21.

Pro-Forma Assuming Stockholder Approval
	Initial Tranche	Second Tranche	Third Tranche	Subsequent Investment
Market Cap at 6/4/10	$23,756,521	$23,756,521	$23,756,521	$23,756,521
Cumulative Investment	$40,000,000	$50,000,000	$60,000,000	$100,000,000
Total Post-Money Value	$63,756,521	$73,756,521	$83,756,521	$123,756,521
Diluted Shares	103,289,220	103,289,220	103,289,220	103,289,220
Post Money Per Share Value	$0.62	$0.71	$0.81	$1.20
Dilution	68%	74%	77%	83%
Post-Money Value Per Share(1)	$0.20	$0.19	$0.19	$0.21
______________________________________
*Market cap is based on fully diluted shares.
* The Company’s stock closed at $0.23 on June 4, 2010.
*This analysis excludes the impact on Deerfield’s current ownership due to their 10% participation in the transaction.
(1) Estimated post-money value per diluted share

Dilution / Liquidation Analysis: Assuming No Stockholder Approval

In the event the Company’s stockholders do not approve the Charter Amendment by December 7, 2010, the potential dilution to stockholders resulting from the Financing Transaction ranges from approximately 75% to 89%.

Assuming No Stockholder Approval of Charter Amendment
	Current	Initial Tranche	Second Tranche	Third Tranche	Subsequent Investment
Warburg Investments	-	$40,000,000	$10,000,000	$10,000,000	$40,000,000
Conversion Share Price	-	$0.13	$0.13	$0.13	$0.13
Diluted Shares Outstanding
Common Shares	79,788,264	79,788,264	79,788,264	79,788,264	79,788,264
Options	8,757,705	8,757,705	8,757,705	8,757,705	8,757,705
Warrants	14,743,251	14,743,251	14,743,251	14,743,251	14,743,251
Series A Preferred	-	310,559,006	388,198,758	465,838,509	776,397,516
Series A Preferred Accretion	-	-	37,267,081	40,857,919	48,264,024
Total	103,289,220	413,848,226	528,755,059	609,985,649	927,950,759
% Ownership (Fully Diluted)
Common Shares	77.2%	19.3%	15.1%	13.1%	8.6%
Options	8.5%	2.1%	1.7%	1.4%	0.9%
Warrants	14.3%	3.6%	2.8%	2.4%	1.6%
Series A Preferred	0.0%	75.0%	73.4%	76.4%	83.7%
Series A Preferred Accretion	0.0%	0.0%	7.0%	6.7%	5.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Additional Dilution to Common (based on fully diluted shares)	0.0%	75.0%	80.5%	83.1%	88.9%

______________________________________
*Assumes the second tranche is exercised within 12 months and the third tranche is exercised within 15 months along with the subsequent investment within 21 months from the date of the Agreement.
*The Company’s stock closed at $0.23 on June 4, 2010.
*This analysis excludes the impact on Deerfield’s current ownership due to their 10% participation in the transaction.

Based on the investment and associated dilution with the various tranches contemplated by the Financing Transaction and assuming stockholder approval of the Charter Amendment is not received by December 7, 2010, the estimated post-money value per diluted share ranges from $0.13 to $0.15.

Pro-Forma Assuming No Stockholder Approval

	Initial Tranche	Second Tranche	Third Tranche	Subsequent Investment
Market Cap at 6/4/10	$23,756,521	$23,756,521	$23,756,521	$23,756,521
Cumulative Investment	$40,000,000	$50,000,000	$60,000,000	$100,000,000
Total Post-Money Value	$63,756,521	$73,756,521	$83,756,521	$123,756,521
Diluted Shares	103,289,220	103,289,220	103,289,220	103,289,220
Stock Price	$0.62	$0.71	$0.81	$1.20
Dilution	75%	80%	83%	89%
Post-Money Value per Share (1)	$0.15	$0.14	$0.14	$0.13
______________________________________
*Market cap is based on fully diluted shares.
* The Company’s stock closed at $0.23 on June 4, 2010.
*This analysis excludes the impact on Deerfield’s current ownership due to their 10% participation in the transaction.
(1) Estimated post-money value per diluted share

Liquidation

In the event of liquidation, the Company’s stockholders would not receive any value due to the Company’s liabilities.  In contrast, the full dilution associated with a $100 million cumulative investment with no stockholder approval, would be $0.13 per share to stockholders based on the pro forma post-money valuation along with the potential benefits associated with the advancement of the clinical programs.

Liquidation (Week of June 21, 2010)

($ in thousands, except per share data)
Cash	$297
Cash Burn	$(375)
Accounts Payable	$(167)
Deerfield Notes Payable	$(27,500)
Estimated Wind Down Costs	$(750)
Cash Available to Stockholders	$(28,495)
Diluted Shares Outstanding	103,289
Per Share Value	—

Common Stock Price Assuming Dilution

($ in thousands, except per share data)
Market Cap at June 4, 2010	$23,757
Cumulative Investment	$100,000
Pro forma Post-Money Value	$123,757
Diluted Shares Outstanding	103,289
Per Share Value	$1.20
Assumed Transaction Dilution	89%
Assumed Diluted Value Per Share	$0.13
______________________________________
*Market Cap based on fully diluted shares.
*This analysis excludes the impact on the Deerfield Purchaser’s current ownership due to their 10% participation in the Financing Transaction.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Roth, but does summarize the material analyses performed by Roth in rendering its opinion.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Roth believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Roth opinion.  In arriving at its opinion, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis.  Instead, Roth made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

Roth performed its analyses solely for purposes of providing its opinion to the Board.  In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters.

Roth’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the Investment Agreement and the Financing Transaction.  The above summary does not purport to be a complete description of the analyses performed by Roth in connection with the opinion and is qualified in its entirety by reference to the written opinion of Roth attached as Appendix C hereto.

In rendering its opinion, Roth relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by or for it.  Roth further relied upon the assurances of the management of the Company that the financial information provided had been prepared on a reasonable basis in accordance with industry practice and that they were not aware of any information or facts that would make any information provided to Roth incomplete or misleading.  Without limiting the generality of the foregoing, for the purpose of its opinion, Roth assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company.  Roth expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.  With the consent of the Company, Roth relied on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

Roth assumed that the Financing Transaction would be completed on the terms set forth in the draft of the Investment Agreement reviewed by Roth, without amendments and with satisfaction of all covenants and conditions without any waiver.  Roth assumed that all the necessary regulatory approvals and consents required for the Financing Transaction, including receipt of stockholder approval, will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Financing Transaction.

Roth did not perform any appraisals or valuations of specific assets or liabilities of the Company and has not evaluated the solvency of the Company.  Roth did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, or any of its respective affiliates, is a party or may be subject.  At the direction of the Company, and with its consent, Roth’s opinion made no assumption concerning, and therefore did not consider, the possible assertions of claims, or the outcomes or damages arising out of any such matters.

Roth’s opinion was necessarily based on the information available to it and the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion.  Events occurring after the date of the opinion could materially affect the assumptions used by Roth in preparing its opinion.  Roth expresses no opinion as to the prices at which the Company’s common stock may trade following announcement of the Financing Transaction or at any future time.  Roth has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Roth was not requested to opine as to, and the opinion does not address, the relative merits of the Financing Transaction or any alternatives to the Financing Transaction, the Company’s underlying decision to proceed with or effect the Financing Transaction, or any other aspect of the Financing Transaction or the fairness of the amount or nature of the compensation to the Company’s officer, directors or employees, or any class of such persons, whether or not relative to the consideration to be received by the Company.

Roth is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements.  The Board selected Roth to render its fairness opinion in connection with the transactions contemplated by the Agreement on the basis of its experience and reputation in acting as a financial advisor in connection with financing for companies in the life sciences industry.

Roth acted as financial advisor to the Company in connection with the Financing Transaction and in connection with its rendering of the fairness opinion has received a fee of $250,000 from the Company, none of which was contingent upon the consummation of the Financing Transaction.  In addition, upon and subject to the completion of the Financing Transaction, Roth was paid a success fee of $150,000 and a five-year warrant to purchase, at an exercise price of $0.23 per share, 217,391 shares of the Company’s common stock. The Company has also agreed to indemnify Roth against certain liabilities and to reimburse it for certain expenses in connection with its services.  In the future, Roth may also provide other financial advisory and investment banking services to the Company and its affiliates for which Roth would expect to receive compensation. In addition, in the ordinary course of its business, Roth and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Appendix C

ROTH CAPITAL PARTNERS, LLC
730 Fifth Avenue, 25th Floor
New York, New York 10019

June 4, 2010

Board of Directors
Hana Biosciences, Inc.
7000 Shoreline Court, Suite 370
South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Hana Biosciences, Inc. (the “Company”), of the consideration to be received by the Company pursuant to the terms of the proposed Investment Agreement (the “Agreement”) to be entered into among the Company, Warburg Pincus Private Equity X, L.P. and certain of its affiliated funds, Deerfield Private Design Fund, L.P. and certain of its affiliated funds (collectively, the “Investors”).  Capitalized terms used herein have the respective meanings ascribed thereto in the Agreement unless otherwise defined herein.

The Agreement provides that, among other things, the Investors will acquire (i) upon the execution of the Agreement (the “Execution Date”) an aggregate of 400,000 shares of the Company’s Series A-1 Convertible Preferred Stock, stated value $100 per share (the “Series A-1 Preferred Stock”), at a per share purchase price of $100 for an aggregate purchase price of $40,000,000.  Prior to receipt of the Stockholder Approval, the Series A-1 Preferred Stock will have the following terms (collectively, the “Original Series A-1 Terms”):  The Series A-1 Preferred Stock would be convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) at a conversion price of $0.184 per share (subject to adjustment in certain circumstances) (the “Original Series A-1 Conversion Price”).  The stated value of each share of Series A-1 Preferred Stock would accrete at a rate of 12% per annum (increasing by 0.5% annually) for a seven-year term, compounded quarterly; thereafter the holders would be entitled to cash dividends at a rate of 15.5% of the accreted stated value per annum, payable quarterly.  Upon the occurrence and during the continuance of a Special Triggering Event, the accretion rate and the dividend rate on the Series A-1 Preferred Stock would increase by 3% per annum, compounded quarterly.  Upon any liquidation of the Company, holders of the Series A-1 Preferred Stock would be entitled to receive a liquidation preference per share equal to the greater of (i) 250% of the then-accreted value of the Series A-1 Preferred Stock and (ii) the amount which the holder would have received if the Series A-1 Preferred Stock had been converted immediately prior to the liquidation (at a conversion price equal to 70% of the Original Series A-1 Conversion Price).  Similar rights would apply upon any Change of Control in the Company (although the liquidation preference would be calculated assuming the liquidation occurred on the seventh anniversary of the date of issuance).  In addition, under the Original Series A-1 Terms, if the Series A-1 Preferred Stock remains outstanding for six months, the holders would thereafter have the right to require the Company to redeem the Series A-1 Preferred Stock at a redemption price equal to the greater of (i) 250% of the then-accreted value of the Series A-1 Preferred Stock plus any unpaid dividends accrued thereon or (ii) the then-current market value of the underlying Common Stock (assuming conversion at a conversion price equal to 70% of the Original Series A-1 Conversion Price).

Board of Directors
Hana Biosciences, Inc.

In the event that the Stockholder Approval is received on or prior to the Stockholder Approval Outside Date, the Series A-1 Preferred Stock will thereafter have the following terms (the “Revised Series A-1 Terms”):  The Series A-1 Preferred Stock would be convertible into shares of Common Stock at a conversion price of $0.184 per share (subject to adjustment in certain circumstances) (the “Revised Series A-1 Conversion Price”).  The stated value of each share of Series A-1 Preferred Stock would accrete at a rate of 9% per annum, compounded quarterly, for a five-year term; thereafter cash dividends would become payable at a rate of 9% of the accreted stated value per annum, payable quarterly.  Upon the occurrence and during the continuance of a Special Triggering Event, the accretion rate and the dividend rate on the Series A-1 Preferred Stock would increase to 12% per annum, compounded quarterly.  Upon any liquidation of the Company, holders of the Series A-1 Preferred Stock would be entitled to receive a liquidation preference per share equal to the greater of (i) 100% of the then-accreted value of the Series A-1 Preferred Stock and (ii) the amount which the holder would have received if the Series A-1 Preferred Stock had been converted immediately prior to the liquidation.  Similar rights would apply upon any Change of Control in the Company (although the liquidation preference would be calculated assuming the liquidation occurred on the fifth anniversary of the date of issuance).  Shares of Series A-1 Preferred Stock would not be redeemable.

In the event that the Stockholder Approval is received on or prior to the Stockholder Approval Outside Date, certain of the Investors will have the right, but not the obligation, to purchase (i) at any time prior to the Marketing Approval Date, up to an aggregate of 200,000 shares of Series A-1 Preferred Stock having the Revised Series A-1 Terms (in tranches of at least 100,000 shares each) at a per share purchase price of $100 for an aggregate purchase price of up to $20,000,000 and (ii) at any time beginning 15 days and within 120 days (subject to extension to the extent necessary to permit the Investors to receive any required regulatory approvals) following the Marketing Approval Date, up to an aggregate of 400,000 shares of the Company’s Series A-2 Convertible Preferred Stock, stated value $100 per share (the “Series A-2 Preferred Stock” and, collectively with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), at a per share purchase price of $100 per share for an aggregate purchase price of up to $40,000,000.  The Series A-2 Preferred Stock will have the same terms as the Revised Series A-1 Terms, except that the conversion price of the Series A-2 Preferred Stock will be equal to 150% of the then applicable Revised Series A-1 Conversion Price.

Board of Directors
Hana Biosciences, Inc.

If the Company does not receive the Stockholder Approval by the Stockholder Approval Outside Date, certain of the Investors would have the right, but not the obligation, to purchase (i) at any time prior to the Marketing Approval Date, up to an aggregate of 200,000 shares of Series A-1 Preferred Stock having the Original Series A-1 Terms (in tranches of at least 100,000 shares each) at a per share purchase price of $100 for an aggregate purchase price of up to $20,000,000 and (ii) at any time beginning 15 days and within 120 days (subject to extension to the extent necessary to permit the Investors to receive any required regulatory approvals) following the Marketing Approval Date, up to an aggregate of 400,000 shares of Series A-1 Preferred Stock having the Original Series A-1 terms at a per share purchase price of $100 per share for an aggregate purchase price of up to $40,000,000.

In the Agreement, the Investors will agree to certain standstill provisions and certain transfer restrictions with respect to any Series A Preferred Stock acquired by them.  Certain of the restrictions will lapse if the Stockholder Approval is not received prior to the Stockholder Approval Outside Date.  The Investors will also have the right to participate in certain future offerings by the Company.

The Company will agree to file and cause to become and remain effective at all times following the first anniversary of the Execution Date a registration statement covering the Series A Preferred Stock and the Common Stock underlying the Series A Preferred Stock.  The expenses of the filing of such registration statement (including any expenses of the Investor) will be borne by the Company.

In the Agreement, the Company will agree to pay all reasonable out-of-pocket expenses incurred by the Investor as well as all applicable antitrust filing fees.

In connection with our review of the transactions contemplated by the draft Agreement (the “Transaction”), and in arriving at our opinion, we have: (i) reviewed the financial terms of a draft of the Agreement dated June 4, 2010, as well as drafts of the certificates of designation for the Series A-1 Preferred Stock and the Series A-2 Preferred Stock (collectively, the “Draft Transaction Documents”); (ii) reviewed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to us by the Company and the ability of the Company to continue in operation if the Transaction is not consummated; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above; (v) reviewed the pro forma ownership structure of the Company after giving effect to the proposed Transaction; (vi) contacted other potential investors regarding an investment in or acquisition of the Company; (vii) considered the fact that, absent the proposed Transaction, the Company would be required to cease operation and to liquidate its assets; and (viii) performed such other analyses and considered such other factors as we deemed appropriate for the purpose of rendering our opinion.

Board of Directors
Hana Biosciences, Inc.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us. We have further assumed that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that management of the Company is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us.  Our opinion does not address any legal, regulatory, tax or accounting issues.

In arriving at our opinion, we have assumed that the executed documents for the Transaction (the “Transaction Documents”) will be in all material respects identical to the Draft Transaction Documents reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Transaction Documents and all related documents and instruments that are referred to therein are true and correct, (ii) each party to the Transaction Documents will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Transaction Documents without amendments thereto and (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Transaction.

Board of Directors
Hana Biosciences, Inc.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity or the ability of the Company to operate as a going concern, whether or not the Transaction is consummated.  Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor in connection with the Transaction and we will receive fees from the Company for providing such services, including a separate fee for the provision of this opinion.  Our fee for providing this opinion is not contingent upon the consummation of the Transaction.  The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the future, we may also provide other financial advisory and investment banking services to the Company and its affiliates for which we would expect to receive compensation. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Consistent with applicable legal and regulatory requirements, Roth Capital Partners LLC has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company and the Transaction that differ from the views of our investment banking personnel.

This opinion has been prepared solely for the information of the Board of Directors of the Company for its confidential use in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any matter relating to the Transaction or any other matter.  Except with respect to the inclusion of this opinion in the Company’s proxy statement relating to the Transaction in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval.  This opinion has been approved for issuance by the Roth Capital Partners LLC Fairness Opinion Committee.

Board of Directors
Hana Biosciences, Inc.

This opinion addresses only the fairness, from a financial point of view, to the Company of the proposed consideration to be received by the Company in the Transaction and does not address the relative merits of the Transaction or any alternatives to the Transaction, the Company’s underlying decision to proceed with or effect the Transaction, or any other aspect of the Transaction.  This opinion does not address the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company.  This opinion is not a valuation of the Company or its assets or any class of securities of the Company.  We have not evaluated the solvency or fair value of the Company. We are not experts in, nor do we express an opinion on, legal, tax, accounting or regulatory issues.  We do not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees, of the Company, whether or not relative to the Transaction.

Based upon and subject to the foregoing, it is our opinion that the consideration to be received by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

ROTH CAPITAL PARTNERS LLC

PROXY	HANA BIOSCIENCES, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Hana Biosciences, Inc., hereby appoints Steven R. Deitcher and Craig W. Carlson, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of Stockholders of Hana Biosciences, Inc. to be held at         at            .m. (PDT), on      , 2010, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, in the manner directed herein.

This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” each of the proposals listed below. The Board of Directors recommends a vote “FOR” each of the Proposals described below.

1.  To authorize the amendment of our certificate of incorporation to increase the number of authorized shares of common stock from 200,000,000 to 350,000,000.

☐  FOR                    ☐ AGAINST        ☐ ABSTAIN

2.  To authorize the amendment of our certificate of incorporation to effect a combination (reverse split) of our common stock at a ratio of one-for-four.

☐  FOR                    ☐ AGAINST        ☐ ABSTAIN

3.  To authorize the amendment of our certificate of incorporation to include a provision that the number of authorized shares of our common stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding common stock and preferred stock, voting together as one class, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law:

☐ FOR                   ☐ AGAINST       ☐ ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may come before the Meeting.

Dated: , 2010

Signature

Signature of jointly held

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The proxy statement and proxy card are available at http://hana.investorroom.com